Exhibit 23.3

                       Consent of Independent Accountants

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 1,1998, except for Note 9 regarding the Senior Subordinated Convertible Notes for which the date is January 13, 1999 and Note 5 regarding the discontinuance of the document management segment for which the date is April 13, 1999 relating to the financial statements, which appear in SoftNet Systems, Inc.'s Annual Report on Form 10-K for the year ended September 30, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

June 9, 2000
San Jose, California